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                       September 21, 2023

       Andrew McCormick
       General Counsel & Secretary
       BRC Inc.
       1144 S. 500 W
       Salt Lake City, UT 84101

                                                        Re: BRC Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 15,
2023
                                                            File No. 001-41275

       Dear Andrew McCormick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing